Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-193462) pertaining to the 2011 Share Incentive Plan of 500.com Limited of our reports dated April 28, 2017, with respect to the consolidated financial statements of 500.com Limited and the effectiveness of internal control over financial reporting of 500.com Limited included in its Annual Report (Form 20-F) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

Ernst & Young Hua Ming LLP

/s/Shenzhen, the People’s Republic of China

April 28, 2017